Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PELOTON THERAPEUTICS, INC.

Peloton Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    The name of the Corporation is Peloton Therapeutics, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “SOS”) on August 30, 2010 under the name of Damascus Pharmaceuticals, Inc. The Corporation’s most recent Amended and Restated Certificate of Incorporation was filed with the SOS on February 14, 2019 (the “Restated Certificate”).

2.    This Certificate of Amendment to the Restated Certificate (the “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”) and amends the provisions of the Restated Certificate.

3.    The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the DGCL and written notice pursuant to Subsection 228(e) of the DGCL has been or will be given to those stockholders whose written consent has not been obtained.

4.    ARTICLE IV of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“Immediately upon the filing of this Certificate of Amendment, each three and one-half (3.5) outstanding shares of Common Stock, each three and one-half (3.5) outstanding shares of Series A Preferred Stock, each three and one-half (3.5) outstanding shares of Series B Preferred Stock, each three and one-half (3.5) outstanding shares of Series C Preferred Stock, each three and one-half (3.5) outstanding shares of Series D Preferred Stock and each three and one-half (3.5) outstanding shares of Series E Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock, one (1) share of Series A Preferred Stock, one (1) share of Series B Preferred Stock, one (1) share of Series C Preferred Stock, one (1) share of Series D Preferred Stock and one (1) share of Series E Preferred Stock, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Corporation. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and each certificate share number will then be rounded down to the nearest whole number. No fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation.

The total number of shares of stock that the Corporation shall have authority to issue is 70,907,717, consisting of 38,571,428 shares of Common Stock, $0.0001 par value per share, and 32,336,289 shares of Preferred Stock, $0.0001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 4,885,714 shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 2,880,000 shares. The third Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 5,142,854 shares. The fourth Series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 8,156,633 shares. The fifth Series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 11,271,088 shares.”

*    *    *

IN WITNESS WHEREOF, PELOTON THERAPEUTICS, INC. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this [      ]th day of May, 2019.

PELOTON THERAPEUTICS, INC.

By:
John A. Josey, Ph.D.
President and Chief Executive Officer